UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On Wednesday, May 18, 2011, PPL Susquehanna, LLC (“PPL Susquehanna”), an indirect wholly owned subsidiary of PPL Energy Supply, LLC and PPL Corporation (“PPL” or the “Company”), entered into a settlement agreement (“Settlement Agreement”) with the United States government relating to PPL Susquehanna’s lawsuit, pending in the United States Court of Federal Claims, seeking damages for the Department of Energy’s failure since January 31, 1998 to accept spent nuclear fuel and high-level radioactive waste (“Nuclear Waste Materials”) under the Nuclear Waste Policy Act from PPL Susquehanna’s two nuclear-powered electricity generating units located in Berwick, Pennsylvania (the “Berwick Facility”).  Pursuant to the Settlement Agreement, PPL Susquehanna will receive approximately $50 million in respect of its claims to recover its costs to store Nuclear Waste Materials at the Berwick Facility through September 30, 2009, and will be eligible to receive payment of annual claims for allowed costs, as set forth in the Settlement Agreement, that are incurred thereafter through the December 31, 2013 termination date of the Settlement Agreement.  In exchange, PPL Susquehanna has waived any claims against the United States government for costs paid or injuries sustained related to storing Nuclear Waste Materials at the Berwick Facility through December 31, 2013.

Item 1.02 Termination of a Material Definitive Agreement

On Wednesday, May 18, 2011, PPL, through its indirect wholly owned subsidiary, PPL WEM Holdings plc (“PPL WEM”), repaid the remaining outstanding indebtedness under the £3.6 billion Senior Bridge Term Loan Credit Agreement (“Bridge Facility”) dated as of March 25, 2011 among PPL Capital Funding, Inc. and PPL WEM, as borrowers, PPL as guarantor, the lenders party thereto and Bank of America, N.A. and Credit Suisse AG.  Upon making such repayment, the Bridge Facility terminated in accordance with its terms.  Borrowings under the Bridge Facility were used to fund PPL’s previously announced April 1, 2011 acquisition of the Central Networks electricity distribution businesses located in the Midlands region of the U.K. from a wholly owned subsidiary of E.ON AG.

Section 5 - Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders

At PPL Corporation's (“PPL” or the “Company”) Annual Meeting of Shareowners held on May 18, 2011, the shareowners:

Elected all ten nominees for the office of director.  The votes for individual nominees were:

	Number of Votes
	For	Withhold Authority	Broker Non-Vote

Frederick M. Bernthal	339,072,123	26,289,440	48,076,117
John W. Conway	201,029,609	164,331,954	48,076,117
Steven G. Elliott	340,653,526	24,708,037	48,076,117
Louise K. Goeser	266,773,308	98,588,255	48,076,117
Stuart E. Graham	251,443,937	113,917,626	48,076,117
Stuart Heydt	262,743,099	102,618,464	48,076,117
James H. Miller	325,160,682	40,200,881	48,076,117
Craig A. Rogerson	297,495,156	67,866,407	48,076,117
Natica von Althann	339,403,096	25,958,467	48,076,117
Keith H. Williamson	343,137,919	22,223,644	48,076,117

Approved the PPL Short-term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The vote was 342,579,694 in favor and 19,415,802 against, with 3,384,298 abstaining and 48,057,885 broker non-votes.

Ratified the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.  The vote was 401,169,102 in favor and 10,357,348 against, with 1,911,229 abstaining and no broker non-votes.

Approved a non-binding request of the PPL board of directors (“Board”) to approve the 2010 compensation of the Company’s named executive officers.  The vote was 210,882,612 in favor and 150,411,202 against, with 4,068,148 abstaining and 48,075,717 broker non-votes.

Approved 1-year frequency of shareowner advisory votes on executive compensation. The vote was 288,352,742 in favor, with 3,365,075 abstaining and 48,101,925 broker non-votes.  The votes in favor of 2-year frequency were 5,975,056, and in favor of 3-year frequency were 67,642,881.

Rejected a shareowner proposal requesting the Board to amend the Company’s governance documents to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for director elections where the number of director nominees exceeds the number of board seats to be filled.  The vote was 155,509,879 in favor and 205,129,288 against, with 4,722,396 abstaining and 48,076,117 broker non-votes.

Rejected a non-binding shareowner proposal that requested the Board to amend PPL’s governance documents to allow shareowners of 10% of the outstanding shares of PPL to call special shareowner meetings.  The vote was 179,255,772 in favor and 181,549,771 against, with 4,556,020 abstaining and 48,076,117 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  May 20, 2011